Exhibit 99.3

AUDIT COMMITTEE CHARTER

OF

INDONESIA ENERGY CORPORATION LIMITED

Adopted: June 21, 2019

The responsibilities and powers of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Indonesia Energy Corporation Limited (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The purpose of the Committee shall be to represent and assist the Board in the oversight and monitoring of:

•	The Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•	The integrity of the Company’s financial statements;

•	The Company’s internal accounting and financial controls; and

•	The Company’s compliance with legal and regulatory requirements, and the independent auditors' qualifications, independence and performance.

II.	COMMITTEE MEMBERSHIP

The Committee will initially consist of three members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board. Members of the Committee must meet the following criteria:

•	Each member must meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time.

•	Each member must be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flows, as determined by the Board.

•	At least one member must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, by virtue of such member’s current or past employment experience in finance or accounting, requisite professional certification in finance or accounting, or any other comparable experience or background which results in such individual’s financial sophistication.

•	Each member shall also meet any other requirements and standards established from time to time to time by the SEC and any securities exchange on which the Company’s securities are listed or quoted for trading, in each case as amended from time to time, for audit committee members.

The Board shall designate one member of the Committee as its chairperson.

An Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified. The Board shall have the power at any time to fill vacancies in the Committee, subject to such new member(s) satisfying the above requirements.

III.	MEETINGS AND COMMITTEE ACTION

The Committee will set its own schedule of meetings and will meet at least quarterly, with the option of holding additional meetings at such times as it deems necessary or appropriate. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. Periodically, the Committee shall meet separately with the Company’s management, with the internal auditors and/or internal control director, and with the independent auditors.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

The Committee shall make regular reports to the Board, which reports shall include to the extent that the Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall appoint and oversee the work of the Company’s independent auditors, approve the compensation of the independent auditors and review and, if appropriate, discharge the independent auditors. In this regard, the independent auditors shall report directly to the Committee, and the Committee shall have the sole authority to approve the hiring and discharging of the independent auditors, all audit engagement fees and terms and all permissible non-audit engagements with the independent auditors.

The Committee shall pre-approve (or, where permitted under the rules of the SEC, subsequently approve) engagements of the independent auditors to render audit services and/or establish pre-approval policies and procedures for such engagements, provided that (i) such policies and procedures are detailed as to the particular services rendered, (ii) the Committee is informed of each such service and (iii) such policies and procedures do not include delegation to management of the Committee’s responsibilities under the Securities Exchange Act of 1934 or SEC rules. The Committee shall also pre-approve any non-audit services proposed to be provided to the Company by the independent auditors.

The Committee shall review and reassess the adequacy and scope of this Charter annually and recommend any proposed changes to the Board for approval.

The Committee shall evaluate its performance annually.

To the extent deemed necessary or appropriate, the Committee shall be responsible for:

 Oversight of the Company’s Relationship with the Independent Auditor

•	Review the independence of the independent auditors, including (i) obtaining on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, (ii) maintaining an active dialogue with the independent auditors, covering any disclosed relationship or services that may impair their objectivity and independence, (iii) presenting this statement to the Board and (iv) to the extent there are any such relationships, monitoring and investigating them and, if necessary, taking, or recommending to the Board that the Board take, appropriate action to maintain the independence of the independent auditors.

•	Evaluate, at least annually, the independent auditors’ qualifications, performance and independence, which evaluation shall include a review and evaluation of the lead partner of the independent auditors, rotation of the lead partner as required by law, and take appropriate action to oversee the independence of the independent auditors.

•	Review, in consultation with the independent auditors, the annual audit plan and scope of audit activities and monitor such plan’s progress.

•	Establish policies regarding the hiring of employees or former employees of the independent auditors.

Financial Statements and Disclosure Matters

•	Discuss and, as appropriate, review with management and the independent auditors the Company’s financial statements and annual and interim reports, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, discuss with the independent auditors any other matters required to be discussed by accounting and auditing standards, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report.

•	Discuss with management, the internal auditor and the independent auditors significant financial reporting issues raised and judgments made in connection with the preparation of the Company’s financial statements, including the review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues raised and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the Company’s financial statements; and (iv) the type and presentation of information be included in earnings press releases, as well as any financial information and earnings guidance to be provided to analysts and rating agencies.

•	At least annually, obtain and review a report by the independent auditor describing: (i) the audit firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or (iii) by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with any such issues described in the report.

•	Receive, review and discuss quarterly reports from the independent auditors on (i) the Company’s major critical accounting policies and practices; (ii) significant alternative treatments of financial information within GAAP that have been discussed with management; (iii) ramifications of the use of such alternative disclosures and treatments; (iv) any treatments preferred by the independent auditors; and (v) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review on a regular basis with the Company’s independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response with respect thereto, any restrictions on the scope of the independent auditors' activities or on access to requested information, and any significant disagreements with management; and ensure the resolution of any disagreements between management and the independent auditors regarding financial reporting.

•	Review disclosures regarding the Company’s internal controls that are required to be included in SEC reports.

•	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with management earnings press releases and financial information and earnings guidance to be provided to analysts and rating agencies, including any proposed use of "pro forma" or "adjusted" non- GAAP information.

Oversight of the Company’s Internal Control Function

•	Review the adequacy and effectiveness of the Company’s internal control policies and procedures on a regular basis, including the responsibilities, budget and staffing of the Company’s internal audit and control function, as well as the need for any special audit procedures in response to material control deficiencies, through inquiry and discussions with the Company’s independent auditors and management.

•	Review the reports prepared by management, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under SEC rules.

Compliance Oversight Responsibilities

•	Discuss and review guidelines and policies with respect to risk assessment and risk management, including the Company’s insurance coverage from time to time.

•	Discuss with the Company’s chief legal officer legal matters that may have a material impact on the financial statements or the Company’s compliance procedures.

•	Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review, approve and monitor the Company’s code of ethics applicable to its senior officers.

•	Review any conflicts of interest and related party transactions to assess an impact on the Company’s internal controls or financial reporting and disclosure.

•	Approve reimbursement of expenses incurrent by management in identifying potential target businesses.

V.	DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VI.	EVALUATION OF THE COMMITTEE

The Committee shall, no less frequently than annually, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VII.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company.

VIII.	AMENDMENTS

Any amendment or other modification of this Charter shall be made and approved by the full Board.

IX.	DISCLOSURE OF CHARTER

If required by the rules of the SEC or the exchange on which the Company’s securities are traded or listed, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.

* * *

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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